Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Peoples Bancorp, Inc. for the registration of 306,582 shares of its common stock and to the incorporation by reference therein of our report dated February 19, 2004, with respect to the consolidated financial statements of Peoples Bancorp, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP


Charleston, West Virginia
June 17, 2004